Exhibit 99.1

Contact:	Shelly Rubin
Chief Financial Officer
LNR Property Corporation
(305) 695-5440

LNR PROPERTY CORPORATION REPORTS

EARNINGS PER SHARE OF $0.94 FOR THE FIRST QUARTER

HIGHLIGHTS

•	Earnings per share of $1.01, before $0.07 charge for early extinguishment of debt

•	First quarter new investments and pipeline over $800 million

•	Closed $1 billion Newhall acquisition with partner Lennar Corporation

•	Completed $50 million CMBS resecuritization realizing $17 million pretax gain

•	$1.8 billion of current liquidity available

•	Full year EPS goals remain in $3.55 to $3.75 range

MIAMI BEACH, March 23, 2004 - LNR Property Corporation (NYSE: LNR), one of the nation’s leading real estate investment, finance and management companies, today reported net earnings for its first quarter ended February 29, 2004 of $28.5 million, or $0.94 per share diluted, compared to net earnings of $34.8 million, or $1.06 per share diluted, for the same quarter in 2003. Before a $0.07 per share charge for early extinguishment of debt, earnings per share were $1.01 for the first quarter ended February 29, 2004, compared to $1.06 per share for the same quarter in 2003.

Mr. Jeffrey P. Krasnoff, President and Chief Executive Officer of LNR, stated, “Our strong results this quarter are once again directly tied to the focus on our strategic plan. We continue to utilize our unique franchise to identify opportunities and create value and cash flows where others often cannot. Key value creation examples during the current period include the resecuritization of just one of our many CMBS bonds, which generated a $17 million profit, and the successful repositioning, leasing and sale of a shopping center, once collateral for a $47 million defaulted loan, which generated a $21 million profit.”

Mr. Krasnoff continued, “Our extensive portfolio and breadth of operations in markets throughout the U.S. and in Europe give us access to many unique investment and value creation opportunities. In addition, others continue to seek us out for our intensive due diligence process and hands-on management capabilities. These competitive advantages, along with our strong balance sheet and liquidity position, allow us to carefully select and take advantage of these opportunities.”

Mr. Krasnoff added, “Already this year, we have purchased or identified over $800 million of new investments, including the recent closing of The Newhall Land and Farming Company acquisition with our long-time partner, Lennar Corporation. Not only does Newhall provide us an excellent opportunity to grow our income producing property portfolio, it also allows us to combine our commercial real estate skills with Lennar’s residential expertise and appetite for homesites in one of the country’s most land supply-constrained markets. This one transaction alone should add substantial earnings and cash flows for our Company for many years to come.”

Mr. Krasnoff concluded, “With the CMBS resecuritization completed earlier than we originally anticipated, the new investments we have in place or in the pipeline and the sales we have planned for the rest of the year, our earnings per share goals for 2004 remain in the range of $3.55 - $3.75.”

RESULTS OF OPERATIONS

(In thousands, except per share amounts and percentages)

	Three Months Ended
	February 29, 2004	February 28, 2003
Total revenues and other operating income (1)	$119,876	122,530
Segment earnings before income taxes(1):
Real estate properties	$25,782	37,071
Real estate loans	11,952	11,526
Real estate securities	45,512	35,972
Corporate and interest	(39,040)	(30,626)

Total earnings before income taxes(1)	44,206	53,943
Income taxes(1)	15,693	19,150

Net earnings	$28,513	34,793

Earnings from continuing operations	$14,880	29,407
Earnings from discontinued operations	13,633	5,386

Net earnings	$28,513	34,793

Weighted average shares outstanding:
Basic	28,515	32,018
Diluted	30,310	32,961

Net earnings per share:
Basic	$1.00	1.09
Diluted	$0.94	1.06

Recurring income (1) (2)	$73,462	80,020
EBITDA (1) (3)	$83,073	86,153

2004 change from prior year:
Total revenues and other operating income(1)	(2)%
Recurring income (1) (2)	(8)%
EBITDA (1) (3)	(4)%
Net earnings per share – (basic)	(8)%
Net earnings per share – (diluted)	(11)%

(1)	Includes amounts reported in discontinued operations as a result of the application of Statement of Financial Accounting Standards No. 144. See “Supplemental Disclosures” table.
(2)	Recurring income is defined as net rents (rental income less cost of rental operations), interest income and fees, including the Company’s pro rata share of net rents, interest income and fees from unconsolidated partnerships. See “Supplemental Disclosures” table.
(3)	EBITDA is defined as earnings before interest, taxes, depreciation, amortization and loss on early extinguishment of debt. See “Supplemental Disclosures” table.

FIRST QUARTER PERFORMANCE

As required, the Company follows Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. Under SFAS No. 144, any time the Company sells, or determines to sell, a rental real estate property, it is required to reclassify the revenues and expenses of that property, including the profit or loss on the sale of that property, both with regard to the current period and with regard to the past, as discontinued operations. Primarily because of this, 48% of the Company’s net earnings during the first quarter are characterized as earnings from discontinued operations. However, because the Company, as a real estate operating company, is regularly engaged in the business of acquiring and developing properties for the purpose of improving them and selling them at a profit, the Company’s management considers earnings from properties the Company sells, or holds for sale, as an important part of its ongoing operations.

The Company believes that in order for its investors to better understand its business and its operating performance, financial information which combines the results from both continuing operations and operations classified as discontinued, because of the application of SFAS No. 144, should be provided. Accordingly, the following discussion and analysis of the Company’s first quarter performance is presented on a combined basis. Condensed financial statements under SFAS No. 144 appear immediately following the discussion and analysis, and a full reconciliation of the condensed financial statements to the combined amounts that appear in the discussion and analysis can be found in the “Supplemental Disclosures” table.

Total revenues and other operating income decreased $2.7 million, or 2% this quarter, compared with last year’s first quarter. Total revenues and other operating income decreased as a result of lower interest income due to a lower average level of CMBS investments, and lower rental income from a smaller stabilized property portfolio during most of the first quarter of 2004. These decreases were partially offset by higher gains in the current period on sales of real estate securities and real estate property assets, including sales within partnerships.

Real Estate Properties

On January 27, 2004, a joint venture 50% owned by the Company and 50% owned by Lennar Corporation completed the acquisition of The Newhall Land and Farming Company (“Newhall”), for approximately $1.0 billion. Newhall is a premier community planner in north Los Angeles County. Its primary activities are planning the communities of Valencia and Newhall Ranch, which together form one of the nation’s most valuable landholdings. Valencia and Newhall Ranch are located on 34,000 acres of land, 30 miles north of downtown Los Angeles.

Funding for the Newhall purchase came from capital contributions of approximately $200 million from each of the partners and $400 million of borrowings under a $600 million senior credit facility, secured by the assets of Newhall and another LNR/Lennar joint venture. The balance came from $217 million the Company paid to the venture for a portfolio of Newhall’s income producing commercial assets. Although these income producing commercial assets are expected to immediately contribute to the Company’s recurring income from net rents (rental income less cost of rental operations), after depreciation and carrying costs, including those within the land venture, the Newhall acquisition is not anticipated to have a material impact on the Company’s net earnings until 2005, when significant homesite sales are expected to commence.

Earnings before income taxes from real estate property activities were $25.8 million for the quarter ended February 29, 2004, compared to $37.1 million for the same period in 2003. This decrease was primarily due to lower equity in earnings of unconsolidated partnerships and lower net rents (including net rents categorized as earnings from discontinued operations), partially offset by higher gains on sales of real estate property assets.

Equity in earnings of unconsolidated partnerships was $3.5 million for the quarter ended February 29, 2004, compared to $20.4 million for the same period in 2003. This decrease was due to earnings last year from one partnership, which is involved in the development of approximately 585 acres of commercial and residential land in Carlsbad, California. The partnership sold 75% of its interest in the land in 2003 for a gain.

Net rents decreased to $10.9 million for the quarter ended February 29, 2004, from $15.7 million for the same period in 2003. This decrease in net rents was primarily due to a smaller stabilized property portfolio for most of the first quarter of 2004 due to sales of stabilized properties throughout 2003, as well as the loss of a tenant in the third quarter of 2003 that had leased 100% of one of the Company’s office buildings and which made a $24 million payment last year to cancel its lease. These decreases were partially offset by net rents from the portfolio of income producing properties acquired from Newhall late in the first quarter of 2004.

Over the past three years, the Company has limited its new property acquisitions in favor of adding value to its existing portfolio through development, repositioning and leasing. As properties have come on-line, and the Company has maximized their cash flows, the Company has taken advantage of strong buyer demand by selling many of these assets at premium prices. As a result, the Company’s stabilized property portfolio and the corresponding net rents from these properties have been declining. With the acquisition of the income producing properties from Newhall late in the first quarter, the Company’s stabilized property portfolio has increased significantly and an increase in net rents over the first quarter of 2004 should be reflected in the next reported quarter’s results. At February 29, 2004, 58% of the Company’s $784.7 million owned property portfolio was stabilized. At February 28, 2003, 54% of the Company’s $735.7 million owned property portfolio was stabilized.

Gains on sales of real estate property assets were $22.9 million for the quarter ended February 29, 2004 (including $21.9 million characterized as earnings from discontinued operations), compared to $14.7 million for the same period in 2003. Gains on sales of real estate property assets fluctuate from quarter to quarter primarily due to the timing of asset sales. Gains in the first quarter of 2004 were primarily related to the sale of one 420,000 square foot retail property located in Westbury, New York. The loan on this property was part of a large CMBS transaction in which LNR owns the junior bonds and is the special servicer. When the loan went into default, the Company used its workout skills, in its role as special servicer, and quickly took title to the shopping center in the CMBS trust. LNR purchased the center out of the trust for the par value of the loan and acquired an additional free-standing store in the middle of the property that was critical to the center’s redevelopment plan, but was not part of the collateral for the loan. The Company then brought in a major national retailer to build a new store on the combined site and renegotiated to relocate other tenants to accommodate the new tenant. Once the shopping center was 100% leased and before performing any development or construction work, the Company sold the asset for a $21 million pretax profit and realized an 81% unlevered return on the investment.

LNR’s domestic real estate portfolio, including properties held in unconsolidated partnerships, at quarter-end included approximately 7.9 million square feet of office, retail, industrial and warehouse space, 0.6 million square feet of ground leases, 2,300 hotel rooms, and 11,000 apartments (9,500 in affordable housing communities), either completed, under development or under management. This compares with approximately 6.8 million square feet of office, retail, industrial and warehouse space, 1.6 million square feet of ground leases, 2,100 hotel rooms, and 11,200 apartments (9,700 in affordable housing communities), either completed, under development or under management twelve months earlier. At February 29, 2004, LNR’s wholly-owned operating property portfolio, excluding $306.9 million of assets undergoing development or repositioning and $56.9 million relating to the affordable housing business, was yielding approximately 11% on net book cost.

Real Estate Loans

LNR’s real estate loan business consists of lending in unique high-yielding situations. Earnings before income taxes from real estate loans were $12.0 million for the quarter ended February 29, 2004, compared to $11.5 million for the same period in 2003. This increase was primarily due to higher interest income.

Interest income from real estate loans increased 10% to $12.9 million for the quarter ended February 29, 2004, from $11.7 million for the same period in 2003. This increase was primarily due to a higher average level of loan investments, partially offset by income in the first quarter of 2003 realized from the payoff of several loan investments that had been acquired at discounts. Most of the Company’s floating-rate interest is earned on investments in structured junior participations in short-to-medium term real estate loans (“B-notes”).

During the first quarter, the Company funded three additional B-note investments for $116.5 million, and received $33.1 million from the payment in full of two B-note investments. Subsequent to the end of the first quarter, the Company committed to fund three additional B-note investments for $43.4 million. Assuming these loans are funded, investments under the Company’s B-note program will have a face value of approximately $566.8 million, a 65% increase over February 28, 2003.

Real Estate Securities

Earnings before income taxes from real estate securities were $45.5 million for the quarter ended February 29, 2004, compared to $36.0 million for the same period in 2003. This increase was primarily due to higher gains on sales of securities, partially offset by a decrease in interest income.

During the first quarter of 2004, the Company sold $28.7 million face amount of investment grade CMBS through a resecuritization of a non-investment grade CMBS bond (the “CDO”). The non-investment grade bond, which had a face amount of $50.4 million, was originally purchased in 1996 with a CCC rating. Due to the overall strong performance of the securitization and LNR’s efforts as special servicer, the rating agencies subsequently upgraded the bond to a BB+ rating. Taking into account the quality of the collateral and LNR’s involvement in the CDO transaction, the rating agencies rated $28.7 million of the $50.4 million face amount of the bonds from the CDO as investment grade. The Company sold the $28.7 million face amount of investment grade bonds to unrelated third parties for total cash proceeds of $30.3 million and recognized a pretax gain of $17.3 million. The Company retained the remaining $21.7 million face amount of bonds rated BB+/BBB- to BB+/B. The yield on the retained bonds, which had an amortized book cost of $7.5 million at February 29, 2004, was 26%.

Interest income from direct CMBS investments decreased to $26.6 million for the quarter ended February 29, 2004, from $32.6 million for the same period in 2003. This decrease was primarily due to a lower average level of CMBS investments during the 2004 period.

The Company’s annualized cash yield on its fixed-rate CMBS portfolio was approximately 16%. The cash yield on the unrated portion of this portfolio was approximately 31%.

During the quarter ended February 29, 2004, the Company acquired $215.2 million face amount of non-investment grade fixed-rate CMBS for $96.9 million and $11.9 million face amount of non-investment grade floating-rate CMBS for $3.0 million. Subsequent to the end of the quarter, the Company purchased or committed to purchase securities in nine additional CMBS transactions. In these transactions, the Company has acquired or expects to acquire approximately $191.8 million face amount of non-investment grade CMBS for approximately $109.5 million.

Assuming these transactions close as anticipated, the total face amount of the Company’s direct non-investment grade CMBS investments will be approximately $2.5 billion with an amortized cost of approximately $925 million. The rated portion of this portfolio will be approximately $1.1 billion of face value with an amortized cost of approximately $671 million. The unrated portion of this portfolio will be approximately $1.4 billion of face value with an amortized cost of approximately $254 million.

With these new transactions, the Company will have an investment in or be the special servicer for which it earns fees for 138 CMBS pools with an aggregate original face amount of approximately $125 billion, compared to 106 pools with an aggregate original face amount of $87 billion at February 28, 2003.

FINANCING AND CAPITAL STRUCTURE

During the first quarter of 2004, the Company issued $50.0 million principal amount of 7.25% senior subordinated notes due 2013 and completed the redemption at a premium of the remaining $45.3 million principal amount of its 10.5% senior subordinated notes due 2009. As a result of the redemption of the 10.5% notes at a premium, the Company recorded a pretax charge of $3.4 million to earnings from continuing operations during the first quarter of 2004, which is included in the “Corporate and Interest” segment.

Also during the first quarter of 2004, the Company increased a revolving line of credit through which it finances B-note purchases from $220.0 million to $300.0 million, extending its maximum maturity to February 2009.

At February 29, 2004, the Company had $1.8 billion of available liquidity, which consisted primarily of cash and availability under existing credit facilities. Only 9% of the Company’s debt is scheduled to mature over the next twelve months, assuming extension options are exercised, most of which is expected to be refinanced or paid off as related assets are sold in the coming months. The Company’s weighted average debt maturity was 6.3 years at February 29, 2004, compared to 3.8 years at February 28, 2003.

In order to minimize the effects of interest rate risk, the Company has continued its efforts to maintain a highly match-funded balance sheet. At February 29, 2004, 59% of its debt was fixed-rate, 11% was floating-rate but had been swapped to fixed-rate, and 13% was match-funded against floating-rate assets. After considering the floating-rate debt that had been swapped or match-funded, only 17% of the Company’s total debt remained floating-rate. A 100 basis point change in LIBOR would impact the Company’s net earnings by $0.4 million, or $0.01 per share diluted.

Interest expense increased by 10% for the quarter ended February 29, 2004, compared to the same period in the prior year, primarily due to higher average debt balances and slightly higher average interest rates. The weighted average interest rate on outstanding debt was 5.6% at February 29, 2004, compared to 5.8% at February 28, 2003.

The Company continues to believe that the assets on its balance sheets are conservatively stated relative to fair values. At February 29, 2004, based on management’s internal analysis, asset fair values exceeded their amortized book cost by approximately $442 million. This includes approximately $341 million of excess value that is not reflected on the balance sheet and relates primarily to the property segment. The remainder represents approximately $101 million of fair value in excess of amortized cost related to the available-for-sale CMBS portfolio, which is reflected on the balance sheet, but most of which has not yet been reflected in earnings. This analysis ascribes no excess value to the recently closed Newhall transaction or to the servicing rights the Company has in 130 CMBS transactions, which are carried at zero value on the Company’s books.

At the end of the quarter, the Company was operating at a 1.67:1 net debt to book equity ratio and at a 1.39:1(1) net debt to equity ratio, if book equity is adjusted to reflect the estimated fair value in excess of what is on the balance sheet, excluding any excess value for the Newhall transaction and CMBS servicing rights.

(1)	See “Supplemental Disclosures” table.

Some of the statements contained in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. Generally, the words “believe,” “expect,” “intend,” “anticipate,” “will,” “may” and similar expressions identify forward-looking statements. Forward-looking statements inherently involve risks and uncertainties. The factors, among others, that could cause actual results to differ materially from those anticipated by the forward-looking statements in this press release include, but are not limited to (i) changes in demand for commercial real estate nationally and internationally, in areas in which the Company owns properties, or in areas (including areas outside the United States) in which properties securing mortgages directly or indirectly owned by the Company are located, (ii) changes in international, national or regional business conditions which affect the ability of mortgage obligors to pay principal or interest when it is due, (iii) the cyclical nature of the commercial real estate business, (iv) changes in interest rates, (v) changes in the market for various types of real estate based securities, (vi) changes in availability of capital or the terms in which it is available, (vii) changes in availability of qualified personnel and (viii) changes in government regulations, including, without limitation, environmental regulations. See the Company’s Form 10-K for the year ended November 30, 2003, for a further discussion of risks and uncertainties applicable to the Company’s business.

Previous press releases may be obtained by calling (305) 695-5401. A conference call to discuss the Company’s first quarter results will be held at 11:00 AM Eastern Time on March 24, 2004. This call will be broadcast live over the Internet at http://www.firstcallevents.com/service/ajwz402110944gf12.html. A replay of the conference call will be available later that day by calling (888) 203-1112 and entering the confirmation number 481491. The replay may also be accessed over the Internet by visiting the Company’s website at http://www.lnrproperty.com/.

LNR Property Corporation and Subsidiaries

Consolidated Condensed Statements of Earnings

(In thousands, except per share amounts)

	Three Months Ended
	February 29, 2004	February 28, 2003
Revenues
Rental income	$27,181	25,463
Management and servicing fees	9,497	9,476

Total revenues	36,678	34,939

Other operating income
Equity in earnings of unconsolidated partnerships	2,817	20,863
Interest income	39,571	44,432
Gains on sales of:
Real estate	950	7,544
Investment securities	17,336	—
Other	(195)	1,335

Total other operating income	60,479	74,174

Costs and expenses
Cost of rental operations	16,364	14,107
General and administrative	23,320	21,507
Depreciation	5,719	5,178
Minority interests	(85)	236
Interest	26,542	22,304
Loss on early extinguishment of debt	3,440	—

Total costs and expenses	75,300	63,332

Earnings from continuing operations before income taxes	21,857	45,781
Income taxes	6,977	16,374

Earnings from continuing operations	14,880	29,407

Discontinued operations:
Earnings from operating properties sold or held for sale, net of tax	247	1,045
Gains on sales of operating properties, net of tax	13,386	4,341

Earnings from discontinued operations	13,633	5,386

Net earnings	$28,513	34,793

LNR Property Corporation and Subsidiaries

Consolidated Condensed Statements of Earnings - Continued

(In thousands, except per share amounts)

	Three Months Ended
	February 29, 2004	February 28, 2003

Weighted average shares outstanding:
Basic	28,515	32,018
Diluted	30,310	32,961

Net earnings per share from continuing operations:
Basic	$0.52	0.92
Diluted	$0.49	0.89

Net earnings per share from discontinued operations:
Basic	$0.48	0.17
Diluted	$0.45	0.17

Net earnings per share:
Basic	$1.00	1.09
Diluted	$0.94	1.06

LNR Property Corporation and Subsidiaries

Consolidated Condensed Balance Sheets

(In thousands, except per share amounts)

	February 29, 2004	November 30, 2003
ASSETS
Cash and cash equivalents	$34,855	29,667
Restricted cash	7,421	23,732
Investment securities	915,732	900,334
Mortgage loans, net	564,978	462,545
Operating properties and equipment, net	795,370	583,321
Land held for investment	62,542	58,578
Investments in unconsolidated partnerships	576,832	426,576
Assets held for sale (1)	—	58,104
Other assets	145,879	90,157

Total assets	$3,103,609	2,633,014

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and other liabilities	$207,945	191,194
Liabilities related to assets held for sale (1)	—	13,483
Mortgage notes and other debts payable	1,823,656	1,376,414

Total liabilities	2,031,601	1,581,091

Minority interests	806	1,056

Stockholders’ equity	1,071,202	1,050,867

Total liabilities and stockholders’ equity	$3,103,609	2,633,014

Shares outstanding	29,726	29,716

Stockholders’ equity per share	$36.04	35.36

(1)	See “Supplemental Disclosures” table for details of assets held for sale and liabilities related to assets held for sale.

LNR Property Corporation and Subsidiaries

Supplemental Disclosures

DISCONTINUED OPERATIONS

Assets held for sale include the following:

(In thousands)	February 29, 2004	November 30, 2003
Operating properties and equipment, net	$—	57,621
Other assets	—	483

Total	$—	58,104

Liabilities related to assets held for sale include the following:

(In thousands)	February 29, 2004	November 30, 2003
Accounts payable and other liabilities	$—	7,111
Mortgage notes and other debt payable	—	6,372

Total	$—	13,483

RECURRING INCOME(1)

	Three Months Ended
(In thousands)	February 29, 2004	February 28, 2003
Consolidated components:
Rental income	$27,181	25,463
Cost of rental operations	(16,364)	(14,107)
Interest income	39,571	44,432
Management and servicing fees	9,497	9,476
Pro rata share of earnings of unconsolidated partnerships	13,028	10,448

Recurring income from continuing operations	72,913	75,712

Recurring income from discontinued operations	549	4,308

Total recurring income(1)	$73,462	80,020

(1)	Recurring income is defined as net rents (rental income less cost of rental operations), interest income and fees, including the Company’s pro rata share of net rents, interest income and fees from unconsolidated partnerships. The Company considers recurring income an important supplemental measure for making decisions and believes it provides relevant information about the Company’s operations and along with net income, is useful in understanding its operating results. Recurring income is not a financial measure calculated in accordance with generally accepted accounting principles and may not be comparable to similarly titled measures employed by other companies.

LNR Property Corporation and Subsidiaries

Supplemental Disclosures

EBITDA(1)

	Three Months Ended
(In thousands)	February 29, 2004	February 28, 2003
Continuing operations:
Earnings	$14,880	29,407
Add back:
Income tax expense	6,977	16,374
Interest expense	26,542	22,304
Depreciation expense	5,719	5,178
Amortization expense	3,020	1,250
Loss on early extinguishment of debt	3,440	—

EBITDA from continuing operations	60,578	74,513

Discontinued operations:
Earnings	13,633	5,386
Add back:
Income tax expense	8,716	2,776
Interest expense	123	2,040
Depreciation expense	23	1,223
Amortization expense	—	215

EBITDA from discontinued operations	22,495	11,640

EBITDA	$83,073	86,153

(1)	EBITDA is defined as earnings before interest, taxes, depreciation, amortization and loss on early extinguishment of debt. The Company uses EBITDA as a supplemental measure for making decisions and believes it provides relevant information about its operations and its ability to service debt, to make investments and to fund other items as needed, and, along with net earnings, is useful in understanding its operating results. Also, many of the Company’s debt instruments have covenants relating to its EBITDA or similar measures. The Company believes investors may find information about its EBITDA helpful, because prices of securities of companies in real estate related businesses often are affected by their EBITDA. Because of the nature of its business, the Company believes net earnings is the measure of financial performance calculated in accordance with generally accepted accounting principles that is most comparable to EBITDA. EBITDA should not be interpreted as an alternative measure of net earnings or cash flows from operating activities, both determined in accordance with generally accepted accounting principles. Additionally, EBITDA is not necessarily indicative of cash available to fund cash needs. Trends or changes in items excluded from EBITDA (including income tax expense, interest expense, depreciation expense, amortization expense and loss on early extinguishment of debt) are not captured in EBITDA. These excluded items must also be considered when assessing or understanding the Company’s financial performance. Because EBITDA is not a measure determinable under generally accepted accounting principles, there are no standards for calculating EBITDA. Therefore, EBITDA as calculated by the Company may not be comparable to similarly titled measures employed by other companies.

LNR Property Corporation and Subsidiaries

Supplemental Disclosures

NET DEBT TO EQUITY

(In thousands, except ratios)	February 29, 2004
Debt	$1,823,656
Less:
Cash and cash equivalents	(34,855)
Section 1031 funds included in restricted cash	—

Net debt	$1,788,801

Equity	$1,071,202
Fair value adjustment:
Excess of fair value of assets over book value(1)	341,149
Tax effect	(121,108)

220,041

Equity (adjusted for fair value of assets)	$1,291,243

Net debt to equity	1.67:1x

Net debt to equity (adjusted for fair value of assets)	1.39:1x

(1)	Based on management’s internal analysis, which ascribes no excess value to the recently closed Newhall transaction and the Company’s CMBS servicing rights.

LNR Property Corporation and Subsidiaries

Supplemental Disclosures

EFFECT OF CLASSIFYING PROPERTIES SOLD OR HELD FOR SALE AS DISCONTINUED OPERATIONS IN ACCORDANCE WITH SFAS No. 144

(In thousands)	Three Months Ended February 29, 2004			Three Months Ended February 28, 2003
	As Reported	Discontinued Operations	Combined	As Reported	Discontinued Operations	Combined
Revenues
Rental income	$27,181	281	27,462	25,463	6,288	31,751
Management and servicing fees	9,497	396	9,893	9,476	—	9,476

Total revenues	36,678	677	37,355	34,939	6,288	41,227

Other operating income
Equity in earnings of unconsolidated partnerships	2,817	—	2,817	20,863	—	20,863
Interest income	39,571	96	39,667	44,432	12	44,444
Gains on sales of:
Real estate	950	21,945	22,895	7,544	7,117	14,661
Investment securities	17,336	—	17,336	—	—	—
Other	(195)	1	(194)	1,335	—	1,335

Total other operating income	60,479	22,042	82,521	74,174	7,129	81,303

Costs and expenses
Cost of rental operations	16,364	224	16,588	14,107	1,992	16,099
General and administrative	23,320	—	23,320	21,507	—	21,507
Depreciation	5,719	23	5,742	5,178	1,223	6,401
Minority interests	(85)	—	(85)	236	—	236
Interest	26,542	123	26,665	22,304	2,040	24,344
Loss on early extinguishment of debt	3,440	—	3,440	—	—	—

Total costs and expenses	75,300	370	75,670	63,332	5,255	68,587

Earnings before income taxes	21,857	22,349	44,206	45,781	8,162	53,943
Income taxes	6,977	8,716	15,693	16,374	2,776	19,150

Earnings from continuing operations	14,880	13,633	28,513	29,407	5,386	34,793

Discontinued operations:
Earnings from operating properties sold or held for sale, net of tax	247	(247)	—	1,045	(1,045)	—
Gain on sales of operating properties, net of tax	13,386	(13,386)	—	4,341	(4,341)	—

Earnings from discontinued operations	13,633	(13,633)	—	5,386	(5,386)	—

Net earnings	$28,513	—	28,513	34,793	—	34,793